Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement pertaining to the Rice Energy Inc. 2014 Long-Term Incentive Plan of our reports dated February 9, 2017, with respect to the consolidated financial statements and schedule of EQT Corporation, and the effectiveness of internal control over financial reporting of EQT Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission. We also consent to the reference of our firm under the heading “Experts” in the Registration Statement Form S-4 (No.333-219508).

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

November 13, 2017